Exhibit 8.2

[Letterhead of Squire Patton Boggs (US) LLP]

July 6, 2021

Sterling Bancorp
Two Blue Hill Plaza
Second Floor
Pearl River, New York 10965

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Webster Financial Corporation, a Delaware corporation (“Webster”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Webster and Sterling Bancorp, a Delaware corporation (“Sterling”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of Sterling common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully Submitted, /s/ Squire Patton Boggs (US) LLP